Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section “Management,” filed by Solaris Oilfield Infrastructure, Inc. on Form S-1 and each related Prospectus and each further amendments or supplements thereto.

Dated: March 29, 2017

/s/ Edgar R. Giesinger
Name: Edgar R. Giesinger